EXHIBIT 23.2

Consent of independent auditors
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Liberty Global plc, of our report dated June 4, 2014 with respect to the consolidated financial statements of Ziggo N.V., Utrecht, the Netherlands, and subsidiaries as of and for the year ended December 31, 2013.

Amsterdam, July 6, 2015

/s/ Ernst & Young Accountants LLP

Ernst & Young Accountants LLP